Exhibit 99.1

Michael E. LaRocco to be named State Auto president and CEO

Columbus, Ohio (March 30, 2015) – The boards of directors of State Auto Financial Corporation (NASDAQ:STFC) and State Automobile Mutual Insurance Company (State Auto Mutual) today announced the hiring of Michael E. LaRocco, 58, effective April 27, 2015. His duties as president and chief executive officer will commence on May 8, 2015. Current President, CEO and Chairman Robert P. Restrepo Jr. will work closely with LaRocco during the transition and remain as chairman until his retirement on Dec. 31, 2015.

During LaRocco’s more than 35 years in the property and casualty insurance industry, he’s led large national carriers and formed a technology startup. His insurance career began with management and executive roles at Progressive and GEICO. He joined Safeco Insurance Companies in 2001 to lead their personal lines business and was later named president and COO. In 2008, he was named president and CEO of Fireman’s Fund Insurance Company. LaRocco most recently served as president and CEO of AssureStart, a Seattle-based technology startup selling general liability and property insurance to small businesses online.

“The breadth of Mike’s experience in the insurance industry is remarkable,” said STFC lead director Paul Williams. “As a result, he understands the dynamic nature of the insurance marketplace, while sharing our strong commitment to the independent agency system. We’re excited to have Mike join us to lead our renewed focus on delivering exceptional service and value to our policyholders and shareholders.”

“Bob Restrepo has led State Auto through an important period in our 94-year history,” said State Auto Mutual lead director Jim Kunk. “During Bob’s tenure, we’ve built important and necessary infrastructure, expanded our geographic footprint, made key acquisitions and strengthened our talent, all while addressing some significant challenges. We thank Bob for his leadership and continued contributions during the upcoming transition.”

“I’m proud and honored to have the opportunity to lead an outstanding organization and team at State Auto, and I’m excited to be returning to my Ohio roots,” said LaRocco. “For nearly a century, State Auto has served its policyholders and independent agent and broker customers, with strong relationships as the foundation. We’ll continue to honor that tradition.”

News Release

Contact

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/StateAuto

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Michael E. LaRocco to be named State Auto president and CEO, March 30, 2015

“I’ve been privileged to serve this great company,” said Restrepo. “I’m proud of how we’ve persevered through many changes and some difficult years, emerging well positioned for the future. Following the board’s well-planned change in CEO leadership, my highest priority will be to work with Mike and the boards to help State Auto reach its full potential.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner and one of Forbes’ 50 Most Trustworthy Financial Companies in America. STFC stock is traded on the NASDAQ Global Select Market, which is a segment of the NASDAQ Global Market with the highest initial listing standards of any exchange in the world.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.